Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NuCO2 PARENT INC.

(a Delaware corporation)

NuCO2 Parent Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST:            The Board of Directors of the Corporation, by unanimous written consent, adopted a resolution setting forth and declaring a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by amending and restating SECTION A(2) of ARTICLE IV thereof so that, as amended and restated, said Section shall read as follows:

The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be fifteen thousand (15,000) and all such shares shall have a par value of one cent ($.01) per share (the “Preferred Stock”).  The first series of Preferred Stock shall consist of eleven thousand (11,000) shares and shall be designated “Series A Redeemable Cumulative Preferred Stock” (the “Series A Preferred Stock”).

SECOND:       A majority of the stockholders of the Corporation considered and voted in favor of the amendment.

THIRD:          Said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 25th day of September, 2008.

NuCO2 PARENT INC.

By:	/s/ Timothy J. Hart
Name:	Timothy J. Hart
Title:	Vice President, Secretary and General Counsel